Exhibit 99.1

News Release

For immediate release	For more information contact:
January 5, 2016	Jeffry Keyes
Chief Financial Officer
858-726-1600
ir@digirad.com

DIGIRAD CORPORATION ANNOUNCES CLOSING OF
DMS HEALTH TECHNOLOGIES ACQUISITION AND
ASSOCIATED FINANCING FROM WELLS FARGO

SUWANEE, GA and FARGO, ND - January 5, 2016 - Digirad Corporation (NASDAQ: DRAD) (“Digirad” or the “Company”), the leader in providing healthcare solutions on an as needed, when needed, and where needed basis, announced today that it has closed the acquisition of DMS Health Technologies, Inc. (“DMS Health”) as of January 1, 2016.

As previously announced the Company expects the new combined Digirad entity to generate pro forma annual revenue and adjusted EBITDA of over $125 million and $17 million, respectively.

The Company also announced closing on a senior secured credit facility from Wells Fargo Bank, with a total commitment for up to $40 million that the Company used to partially fund the transaction along with cash on hand. At a fully funded level, the current weighted average interest rate of the senior facility is approximately 3.24%.

Headquartered in Fargo, North Dakota, DMS Health has approximately 250 employees. DMS Health’s diverse portfolio of medical equipment and diagnostic imaging services provide healthcare systems with access to the technology necessary to provide exceptional patient care in today’s rapidly changing healthcare environment throughout the United States.

In connection with the acquisition and as a material inducement to entering into employment with Digirad, on January 1, 2016 (the “Grant Date”), Digirad granted 20,000 restricted stock units to R. William Vogel, and 10,000 restricted stock units to each of two other newly hired employees as inducement awards under NASDAQ Listing Rule 5635(c)(4) (the “Inducement Awards”). Mr. Vogel will serve as the Chief Executive Officer of DMS Health Technologies, Inc. The Inducement Awards will vest, subject to the recipient’s continued service, in equal annual installments over three years following the Grant Date. The Inducement Awards were approved by the Compensation Committee of the Board of Directors of Digirad and granted under the Digirad’s 2011 Inducement Stock Incentive Plan (the “Plan”). The Inducement Awards were granted in reliance upon the exception provided under NASDAQ Listing Rule 5635(c)(4) and are subject to the terms of the Plan and the award agreements entered into with each recipient.

About Digirad

Digirad delivers convenient, effective, and efficient healthcare solutions on an as needed, when needed, and where needed basis. Digirad is one of the largest national providers of in-office nuclear cardiology and ultrasound imaging services, and also provides cardiac event monitoring services. These services are provided to physician practices, hospitals and imaging centers through its Diagnostic Services business. Digirad also sells medical diagnostic imaging systems, including solid-state gamma cameras, for nuclear cardiology and general nuclear medicine applications, as well as provides service on the products sold through its Diagnostic Imaging business. For more information, please visit www.digirad.com. Digirad® and Cardius® are registered trademarks of Digirad Corporation.

Use of Non-GAAP Financial Measures

In addition to financial results calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), information containing non-GAAP financial measures is disclosed herein. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Management encourages readers to rely upon the GAAP numbers, but includes the non-GAAP financial measures as supplemental metrics to assist readers.

The Company presented the non-GAAP financial measure “adjusted EBITDA.” Company management uses this non-GAAP financial measure and other non-GAAP financial measures to evaluate the Company's performance. As the Company's core business is providing healthcare services and products to the healthcare industry, Company management finds it useful to use financial measures that do not include charges associated with restructuring and integration activities, acquired intangible asset amortization, acquisition-related income tax adjustments, or acquisition related contingent consideration adjustments. While we may have these types of items and charges in the future, Company management believes that they are not reflective of the day-to-day offering of its products and services and relate more to strategic, multi-year corporate actions, without predictable trends, and that may obscure the trends and financial performance of the Company's core business. Further, Company management believes the exclusion of interest, taxes, depreciation, amortization, and stock-based compensation is very commonly utilized in the investment community and it helps Company management benchmark its operations and results with the industry.

The limitation associated with using non-GAAP financial measures is that these measures exclude items that impact the Company's GAAP operating results. This limitation is best addressed by using non-GAAP financial measures in combination with “net income” (the most comparable GAAP measure).

Forward-Looking Statements
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seek,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative of those words or other comparable terminology, or in specific statements such as the Company’s ability to deliver value to customers, the ability to grow and generate positive cash flow, the ability to execute on restructuring activities, and ability to successfully integrate the acquisition of DMS Health and other acquisitions. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These risks are detailed in Digirad’s filings with the U.S. Securities and Exchange Commission, including the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports. Readers are cautioned to not place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Digirad undertakes no obligation to revise or update the forward-looking statements contained herein.